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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration File No.: 333-41886




                              PROSPECTUS SUPPLEMENT



                                 MANGOSOFT, INC.

                        24,271,342 SHARES OF COMMON STOCK



     This Prospectus Supplement supplements the Prospectus dated November 22, 2000 (the "Prospectus") relating to the offer and sale of up to 24,271,342 shares of common stock of MangoSoft, Inc.

     Effective December 8, 2000, Robert J. Primmer, our Vice President of Marketing, resigned his position with MangoSoft. Effective December 13, 2000, we hired Linda Myers-Tierney as our Senior Vice President and Chief Marketing Officer.

     Accordingly, the Prospectus is amended to delete the reference to Mr. Primmer and to add a reference to Ms. Myers-Tierney under the Risk Factor entitled "Our Success Depends on Key Personnel" found in the "Risk Factors" section of the Prospectus. Similarly, the "Directors, Executive Officers, Promoters and Control Persons" section of the Prospectus is amended to delete the references to Mr. Primmer and to add corresponding references to Ms. Myers-Tierney, including adding the following information:

     "Linda Myers-Tierney was appointed Senior Vice President and Chief Marketing Officer in December 2000. From November 1999 to September 2000, Ms. Myers-Tierney served as the Chief Marketing Officer of Eastman Software. From September 1996 to November 1999, Ms. Myers-Tierney served her own consulting firm, Myers-Tierney & Associates, as a consultant to major technology firms."



Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.





          The date of this Prospectus Supplement is December 14, 2000.